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                                  Exhibit 2.6

                           Indemnification Agreement
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                          AVERY COMMUNICATIONS, INC.
                           INDEMNIFICATION AGREEMENT

     This Agreement is entered into by and among Avery Communications, Inc., a Delaware corporation ("Avery"), John Faltys, an individual resident in Orange, California ("Faltys"), Joseph R. Simrell, an individual resident in Coto de Caza, California ("Simrell"), and David Haynes, an individual resident in Irvine, California ("Haynes," and, collectively with Faltys and Simrell, the "Old Primal Majority Stockholders").

                                   Recitals

     A. The parties hereto, together with Primal Solutions, Inc., a Delaware corporation and wholly owned subsidiary of Avery ("New Primal"), Thurston Group, Inc., a Delaware corporation, Patrick Haynes, III, Scot McCormick, Mark J. Nielson, Arun Anand, Murari Cholapaddi and Sanjay Gupta have entered into a Preliminary Distribution Agreement (the "Distribution Agreement") dated as of July 31, 2000, which provides for the distribution of stock of New Primal to the shareholders of Avery; and

     B. In order to give effect to the terms of the Distribution Agreement, and in order to induce the Old Primal Majority Stockholders to enter into the Distribution Agreement, Avery hereby agrees to indemnify such Old Primal Majority Stockholders pursuant to the terms hereof.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

     1. (a) Without in any way limiting any of the rights and remedies otherwise available to any of the Old Primal Majority Stockholders under the Distribution Agreement or otherwise, Avery shall indemnify and hold harmless each of the Old Primal Majority Stockholders or their Related Persons from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys' fees) involving third party claims arising directly or indirectly (including any such claims asserted against or through Avery) from or in connection with the assertion by any third party (other than any of the Old Primal Majority Stockholders or any of their respective Related Persons) of any claim or demand against any of the Old Primal Majority Stockholders or their Related Persons, which claim or demand arises directly or indirectly from, or is in connection with, the Distribution Agreement or the transactions contemplated thereby.

          (b) The payments which Avery will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, attorneys'
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fees, costs of investigation and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds.

          (c)(i) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, Avery at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any
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such claim or legal proceeding if Avery acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim.


          (ii) The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to Avery, or if Avery fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes Avery has failed to do so, the indemnified party may assume the defense of such claim. If the indemnified party assumes the defense of the claim, Avery shall reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and Avery shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If Avery thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, Avery shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

          (iii) Avery will not, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

          (iv) The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

          (d) If a claim under this Agreement is not paid by Avery, or on its behalf, within ninety days after a written claim has been received by Avery, the claimant may at any time thereafter bring suit against Avery to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim.

          (e) Costs and expenses (including attorneys' fees) incurred by any of the Old Primal Majority Stockholders in defending or investigating any action, suit, proceeding or investigation shall be paid by Avery in advance of the final disposition of such matter.

          (f) Nothing herein shall be deemed to diminish or otherwise restrict any of the Old Primal Majority Stockholders' right to indemnification under any provision of the certificate of incorporation or bylaws of Avery or New Primal or under applicable law.

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          (g) For purposes of this Agreement, the following terms have the meanings specified or referred to in this paragraph: "Related Person" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and, with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of the definition of "Related Person," (a) the "Family" of an individual includes (i) the individual,
(ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person. "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors. "Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, organization, governmental body, or other entity.

     2.  General Provisions.
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     (a)  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     (b) If any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement is not adjudicated in the court in which the Proceeding is originally brought, then, in such event, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the judicial district in which Santa Ana, California, lies, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

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Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     (c) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     (d) No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

     (e) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     (f) This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     (g) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              AVERY COMMUNICATIONS, INC.


                              By:
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                                 Scot M. McCormick
                                 Vice President


                              -----------------------------------------
                              John Faltys

                              -----------------------------------------
                              Joseph R. Simrell

                              -----------------------------------------
                              David Haynes

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